Exhibit 10.1

FIRST AMENDMENT

TO

OMNIBUS AGREEMENT

First Amendment (this “Amendment”) to Omnibus Agreement dated as of July 2, 2004, by and among Freeport LNG Development, L.P., a Delaware limited partnership (“Freeport LNG”), Freeport LNG-GP, Inc., a Delaware corporation and the general partner of Freeport LNG (the “General Partner”), and ConocoPhillips Company, a Delaware corporation (“COP”).  Each of Freeport LNG, the General Partner and COP is sometimes referred to herein as a “Party,” and all of them together are sometimes referred to herein as the “Parties.”

RECITALS

WHEREAS, the Parties executed the Omnibus Agreement dated as of December 20, 2003 (the “Omnibus Agreement”) (capitalized terms used herein and not otherwise defined herein shall have the same meaning assigned to them in the Omnibus Agreement); and

WHEREAS, as a result of the formation of FLNG Land, Inc., a wholly-owned subsidiary of Freeport LNG, which entity is the tenant under the Leases, the Parties believe it is in their best interests to amend the Omnibus Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

AGREEMENT

1.             Amendments.  The Omnibus Agreement is hereby amended as follows:

1.1           The following definitions contained in Article I of the Omnibus Agreement are hereby deleted and replaced in their entirety with the corresponding definition below:

“Agreement” means this Omnibus Agreement, as amended by the First Amendment to Omnibus Agreement dated as of July 2, 2004 (the “Amendment”), as may be further amended or modified from time to time.

“Freeport Entities” means Freeport LNG, the General Partner and FLNG Land.

“Leases” means (i) the Ground Lease and Development Agreement dated December 12, 2002, between Freeport LNG and the Brazos River Harbor Navigation District of Brazoria County, Texas (the “District”), as amended and assigned to FLNG Land pursuant to the Assignment, Consent and Amendment Agreement dated January 28, 2004 among Freeport LNG, FLNG Land and the District, (ii) the Ground Lease and Slip Development Agreement dated January 19, 2004 between FLNG Land and the District, and (iii) the Ground Lease and Dock Development Agreement dated January 28, 2004 between FLNG Land and the District, in each case as the same may be amended or modified from time to time.

“Partnership Leased Property” means any real property and interests in real property leased by Freeport LNG and FLNG Land, including pursuant to the Leases.

“Partnership Owned Property” means any real property and interests in real property owned in fee by Freeport LNG and FLNG Land.

1.2           The following definition is hereby added to Article I of the Omnibus Agreement (in its appropriate alphabetical position):

“FLNG Land” means FLNG Land, Inc., a Delaware corporation.

1.3           The following subsections of Section 3.2 of the Omnibus Agreement are hereby deleted and replaced in their entirety with the corresponding subsection below:

(d)           No Consents.  No Governmental Approval of, or registration, declaration or filing with, any Governmental Entity, or the consent or approval of any other Person, is required to be obtained or made by or with respect to any Freeport Entity or any of its Affiliates in connection with (i) the execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated thereby or (ii) the conduct of the business of the Freeport Entities following the Closing, with respect to Freeport LNG and the General Partner, as conducted on the Effective Date, and with respect to FLNG Land, as conducted on the Closing Date; except to the extent failure to obtain such Governmental Approval could not reasonably be expected to have a Freeport Material Adverse Effect, and except those Governmental Approvals that have not been obtained, but will be obtained by the time such Governmental Approvals are required for the construction of the Facility and for which Freeport LNG has no reason to believe that any such Governmental Approvals will not be obtained in due course prior to the time required.

(f)            Litigation.  There are no Actions pending or, to the Knowledge of Freeport LNG, threatened against Freeport LNG that have questioned or could reasonably be expected to question the validity of this Agreement or enjoin or prohibit any action taken or to be taken pursuant to or in connection with any of the provisions of the Transaction Documents.  There are no Claims pending, or to the Knowledge of Freeport LNG or the General Partner, threatened against any Freeport Entity.  No Freeport Entity is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its properties, assets, operations or business.  There is no pending, or, to the Knowledge of Freeport LNG or the General Partner, threatened, investigation of or affecting any Freeport Entity by any Governmental Entity.  This Section 3.2(f) does not relate to matters concerning Taxes, such items being the subject of Section 3.2(m).

(g)           Absence of Undisclosed Liabilities.  Neither Freeport LNG nor the General Partner has any Liabilities that are of a nature required under GAAP to be disclosed, reflected or reserved against on the applicable Freeport Financial Statements except (i) Liabilities disclosed, reflected or reserved against on the applicable Freeport Financial Statements or (ii) Liabilities arising in the ordinary course of business or as contemplated by the Transaction Documents.  FLNG Land has no Liabilities, except Liabilities pursuant to the terms of the Leases, that would be required under GAAP to be disclosed.

(j)            Real Property.  Freeport LNG and FLNG Land have (i) good and insurable fee title to all Partnership Owned Property and (ii) good and valid title to the leasehold estates in all Partnership Leased Property, in each case free and clear of all Liens, leases, assignments, subleases, Easements, covenants and other similar restrictions of any nature whatsoever, except (i) such as could not reasonably be expected to have a Freeport Material

Adverse Effect, (ii) Permitted Liens, and (iii) all land use (including environmental and wetlands) zoning, building and other similar restrictions.

(m)          Taxes.

(i)            All Returns required to be filed by any Freeport Entity or with respect to any Tax for which any Freeport Entity is liable or that relates to the business of any Freeport Entity have been duly and timely filed in a proper manner with the appropriate Governmental Entity, each such Return is true, correct and complete in all material respects, each Tax shown to be payable on each such Return has been timely paid in full, each Tax payable by or with respect to any Freeport Entity (or Seller, as a result of owning an interest in the General Partner) by assessment has been timely paid in the amount assessed and adequate reserves have been established on the books of the applicable Freeport Entity, as the case may be, for all Taxes for which such Freeport Entity, as the case may be, is liable or that relate to the business of any Freeport Entity, but the payment of which is not yet due. No Freeport Entity is, or ever has been, liable for any Tax payable by reason of the income or property of a Person other than a Freeport Entity. Each Freeport Entity, as applicable, has timely filed true, correct and complete declarations of estimated Tax with respect to each Freeport Entity and/or the business of each Freeport Entity in each jurisdiction in which any such declaration is required to be filed by it.  No Liens for Taxes exist upon the property or other assets of any Freeport Entity, except liens for Taxes which are not yet due. No Freeport Entity (nor Seller, as a result of owning an interest in the General Partner) is, nor has been, subject to Tax in any jurisdiction outside of the United States.  No claim has ever been made by any Governmental Entity in any jurisdiction where no Freeport Entity (nor Seller on their behalf) files Tax returns that any Freeport Entity is or may be subject to taxation in that jurisdiction.

(ii)           No litigation with respect to any Tax for which any Freeport Entity is asserted to be liable (or is asserted to relate to the business of any Freeport Entity) is pending or, to the Knowledge of any Freeport Entity, threatened and there is no basis on which any material deficiency in Tax can be asserted against any Freeport Entity, insofar as such deficiency relates to any Freeport Entity or the business of any Freeport Entity.  No requests for rulings or determinations in respect of any Taxes are pending between any Freeport Entity and any Governmental Entity.  No extension of any period during which any Tax may be assessed or collected and for which any Freeport Entity is or may be liable has been granted to any Governmental Entity.  No audit or similar proceeding with respect to any Tax for which any Freeport Entity is or may be liable is pending or, to the Knowledge of each Freeport Entity, threatened.  No Freeport Entity has executed any closing agreement pursuant to IRC Section 7121 (or any predecessor provision) or any similar provision of state or local law with respect to itself or any other Freeport Entity.

(iii)          No Freeport Entity is, or has been, a party to any tax allocation or sharing agreement.  All amounts required to be withheld by any Freeport Entity or with respect to the business of any Freeport Entity and paid to Governmental Entities for income, social security, unemployment insurance, sales, excise, use and other Taxes (including in respect of any employees, directors and non-resident Persons) have been collected or withheld and paid to the proper Governmental Entity.  Each Freeport Entity has made all deposits required by applicable Law to be made with respect to employees’ withholding and other employment Taxes relating to employees of any Freeport Entity or the business of any Freeport Entity.

(iv)          Freeport LNG has been, at all times from its formation, and will be, at all times through the Closing, classified as a partnership for federal Income Tax purposes.

The General Partner has been, at all times from its organization, and will be, at all times through the Closing, classified as a corporation as defined in Treasury Regulation 301.7701-2(b)(1).  The General Partner is the “tax matters partner” of Freeport LNG within the meaning of Section 6231 of the IRC and the regulations thereunder for all federal Income Tax periods of the General Partner ending on or before the Closing Date.  FLNG Land has been, at all times from its organization, and will be, at all times through the Closing, classified as a corporation as defined in Treasury Regulation 301.7701-2(b)(1).

(n)           Licenses; Permits.  To the Knowledge of each Freeport Person, except for FERC Approval, each Freeport Entity shall be able to timely obtain all Governmental Approvals (i) necessary for the ownership, operation or leasing of the Partnership Property and each Freeport Entity’s personal property and (ii) that are necessary or useful for the conduct of the business of the Freeport Entities, except where the failure to have such Governmental Approvals would not have a Freeport Material Adverse Effect.  To the Knowledge of each Freeport Person, the transactions contemplated hereby shall not adversely affect Freeport LNG’s rights under any such Governmental Approvals.

(o)           Compliance with Laws.  To the Knowledge of each Freeport Entity, each Freeport Entity is in material compliance with all Laws, including those relating to occupational health and safety.  No Freeport Entity has received any written communication since its formation that has not been satisfactorily resolved from a Governmental Entity that alleges that any Freeport Entity is not in compliance in any material respect with any Laws, and no Freeport Entity has Knowledge of any investigation or review pending or threatened by any Governmental Entity relating to any alleged violation.  This Section 3.2(o) does not relate to matters with respect to Taxes or to environmental matters, which are the subject of Section 3.2(m) and Section 3.2(p), respectively.

(q)           Benefit Plans.

(i)            No Freeport Entity has any “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (sometimes referred to herein as “Company Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), stock option, stock purchase, or deferred compensation plans or arrangements or other benefit plans maintained, or contributed to, by any Freeport Person for the benefit of any employee of any Freeport Entity (all the foregoing being herein referred to as “Freeport Benefit Plans”).

(ii)           Each Freeport Entity is in compliance in all material respects with the applicable provisions of ERISA and the IRC.

(iii)          At no time since the inception of Freeport LNG has any Freeport Person been required to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) for the benefit of any employee of any Freeport Entity or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, with respect to any such multiemployer plan, which liability has not been fully paid as of the date hereof, or announced an intention to withdraw, but not yet completed such withdrawal, from any such multiemployer plan.

(iv)          No employee or former employee of any Freeport Entity will become entitled to receive from COP any bonus, retirement, severance, job security or similar benefit or any enhanced benefit as a result of the transactions contemplated hereby; provided, however, that Freeport LNG shall be entitled to pay any bonus set forth in or permitted by the four employment agreements of Freeport LNG previously provided to COP.

(v)           No plan, program or arrangement maintained by any Freeport Person provides for post-retirement medical benefits, post-retirement death benefits or other post-retirement welfare benefits, except to the extent of the continuation coverage rules as provided under the provisions of Section 4980B of the IRC and Sections 601 through 608 of ERISA.

(r)            Regulatory Authority.  No Freeport Entity is regulated as a pipeline company by the State of Texas.  No Freeport Entity is subject to regulation as (i) a “holding company,” an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” or a “public utility,” as each of such terms is defined in the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations thereunder or (ii) an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(s)           Certain Transactions.   Except as otherwise set forth in the Loan Documents, no Freeport Entity is a surety, guarantor or indemnitor of any indebtedness or other obligation of any other Person.

(t)            Improper Payments.  To the Knowledge of each Freeport Person, no employee or agent of any Freeport Entity has made any payment of funds or received or retained any funds in either case in violation of any Law.

(v)           Patents.  Freeport LNG has a perpetual, non-exclusive and royalty-free license to utilize U.S. Patent Number 6,644,041 B1 in connection with the Facility.

(w)          Securities.  Except for the general and limited partnership interests set forth in the Partnership Agreement, there are no other equity securities or interests of Freeport LNG or any securities or interests in Freeport LNG reserved for issuance.  All of the general and limited partnership interests in Freeport LNG were issued in compliance with all applicable federal and state securities laws.  Except for its ownership of all of the issued and outstanding common stock of FLNG Land, Freeport LNG does not directly or indirectly own any capital stock of, or other equity interests in, any corporation, partnership, limited liability company or other Person, and Freeport LNG is not a member of, or a participant in, any limited liability company, partnership, joint venture, strategic alliance or any other Person, association or business arrangement, and Freeport LNG has not entered into any agreement or commitment to do any of the foregoing.

(x)            Disclosure.  No representation or warranty of Freeport LNG contained in this Agreement or any other Transaction Document, and no statement contained in any letter, certificate or other document signed by or on behalf of any Freeport Entity and addressed or directed to any of the COP Participants or any of their representatives pursuant to any Transaction Document or in connection with the subject matter of any Transaction Document, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements contained herein and therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such Transaction Document, letter, certificate or other document.

1.4           Section 5.2(a) of the Omnibus Agreement is hereby deleted and replaced in its entirety with the following:

(a)           Representations and Warranties.  The representations and warranties set forth in Sections 3.2 and 3.3 qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case when made and as of the Closing Date; provided that in the event that any representation and warranty is not true and correct as of the Closing as a result of any action approved by COP under Section 4.2(c), such representation and warranty shall be deemed to be true and correct as of the Closing; provided further that the Parties acknowledge (i) the representations and warranties set forth in Section 3.2 (without taking into account the modifications thereto made by the Amendment) are made only as of the Effective Date, and (ii) the representations and warranties set forth in Section 3.2 that are modified by the Amendment are made as of the Closing Date and not as of any earlier date.

1.5           Section 9.1 of the Omnibus Agreement is hereby deleted and replaced in its entirety with the following:

9.1           Arbitration.  Any Dispute between (i) COP, COP Lender and/or COP LNG and (ii) Freeport LNG and/or the General Partner (except for any Dispute under the Loan Documents) shall be exclusively and definitively resolved through final and binding arbitration under the terms of Section 22.1 of the TUA in the form that is in effect on the Closing Date, and the provisions of Section 22.1 of the TUA in the form that is in effect on the Closing Date are hereby incorporated herein by reference and shall apply in such form, mutatis mutandis, notwithstanding any amendment, modification or termination of the TUA.

2.             The Omnibus Agreement as modified by this Amendment shall continue in full force and effect.

3.             This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Each Party agrees to accept the facsimile signature of the other Parties and to be bound by its own facsimile signature; provided, however, that the Parties shall exchange original signatures by overnight mail.

4.             GOVERNING LAW.    THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) TO THE EXTENT SUCH PROVISIONS OR RULES WOULD APPLY THE LAW OF ANOTHER JURISDICTION.

5.             The rules of interpretation and construction contained in Sections 8.6 and 8.14 of the Omnibus Agreement, respectively, shall apply to this Amendment and are incorporated herein by reference.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed individually or by their duly authorized officers on the date first above written.

COP:	CONOCOPHILLIPS COMPANY

	By:	/s/ S.L. Cornelius
	Name:	S.L. Cornelius
	Title:	Vice President

FREEPORT LNG:	FREEPORT LNG DEVELOPMENT, L.P.

By: Freeport LNG-GP, Inc.
Its: General Partner

	By:	/s/ Michael S. Smith
Name: Michael S. Smith
Title: Chief Executive Officer

GENERAL PARTNER:	FREEPORT LNG-GP, INC.

	By:	/s/ Michael S. Smith
Name: Michael S. Smith
Title: Chief Executive Officer